Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 3) of our report dated October 8, 2025, except for Note 10 which is dated January 23, 2026, with respect to the audited financial statements of Xsolla SPAC 1 (the “Company”) as of September 19, 2025 and for the period from September 16, 2025 (inception) through September 19, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
January 23, 2026